As filed with the Securities and Exchange Commission on June 13, 2012

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lorillard, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-1911176
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

714 Green Valley Road, Greensboro, North Carolina 27408-7018

(Address, Including Zip Code, of Principal Executive Offices)

LORILLARD, INC. EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plan)

Ronald S. Milstein, Esq.

Executive Vice President, Legal and External Affairs, General Counsel and Secretary

Lorillard, Inc.

714 Green Valley Road

Greensboro, North Carolina 27408-7018

(336) 335-7718

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jonathan I. Mark, Esq.

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005-1702

(212) 701-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $0.01 per share	500,000	$123.36(2)	$61,680,000(2)	$7,068.53

(1)	In accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”) this registration statement shall be deemed to cover any additional shares of common stock, par value $0.01 per share, which may be issued pursuant to the Lorillard, Inc. Employee Stock Purchase Plan by reason of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of shares of common stock of the registrant on the New York Stock Exchange for June 12, 2012, as published by the Wall Street Journal, which was $123.36.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants in the Lorillard, Inc. Employee Stock Purchase Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes more dated information. We have previously filed the following documents with the SEC and are incorporating them by reference into this Registration Statement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

•	Our Current Reports on Form 8-K and 8-K/A filed on January 9, 2012, May 8, 2012 and May 18, 2012;

•	To the extent incorporated by reference into our Annual Report on Form 10-K, our Proxy Statement for our 2012 Annual Meeting of Shareholders filed on April 5, 2012; and

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed on June 23, 2009.

We are also incorporating into this prospectus all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates all common shares offered have been sold, or that deregisters all common shares then remaining unsold. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

None.

ITEM 6. Indemnification of Directors and Officers.

Lorillard, Inc. is a Delaware corporation. Section 145 of the Delaware General Corporation Law (“DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

The certificate of incorporation and by-laws of Lorillard, Inc. include provisions for the indemnification of Lorillard’s directors and officers to the fullest extent permitted by Section 145 of the DGCL. Further, Lorillard has entered into indemnification agreements with its directors and officers which require it, among other things, to indemnify them against certain liabilities which may arise by reason of the directors’ or officers’ status or service as a director or officer, other than liabilities arising from bad faith or willful misconduct of a culpable nature. Lorillard, Inc. also maintains director and officer liability insurance.

Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

The certificate of incorporation of Lorillard, Inc. provides that none of the directors shall be personally liable to Lorillard, Inc. or its shareholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the DGCL. The effect of this provision is to eliminate rights of Lorillard, Inc. and the rights of its shareholders, to recover monetary damages against a director for breach of a fiduciary duty of care as a director. This provision does not limit or eliminate the right of Lorillard, Inc., or the right of any of its shareholders, to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, the certificate of incorporation of Lorillard, Inc. provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. These provisions will not alter the liability of directors under federal or state securities laws.

Lorillard, Inc. has entered into separate indemnification agreements with its directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and Lorillard’s certificate of incorporation and bylaws against (i) any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of Lorillard’s indebtedness, and (iii) any liabilities incurred as a result of acting on behalf of Lorillard, Inc. (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements provide for the advancement or payment of expenses to the indemnitee and for reimbursement to Lorillard, Inc. if it is found that such indemnitee is not entitled to such indemnification under applicable law and Lorillard’s certificate of incorporation and bylaws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Lorillard pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. Exemption From Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

See Exhibit Index immediately preceding the Exhibits.

ITEM 9. Undertakings.

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or person controlling us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Greensboro, State of North Carolina, on this 13th day of June, 2012.

LORILLARD, INC.

By:	/s/ MURRAY S. KESSLER
Murray S. Kessler Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature to this Registration Statement appears below hereby constitutes and appoints Murray S. Kessler, David H. Taylor and Ronald S. Milstein, or either of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement on Form S-8 filed herewith, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ MURRAY S. KESSLER	Chairman, President and Chief Executive Officer
Murray S. Kessler	(Principal Executive Officer)

/s/ DAVID H. TAYLOR	Executive Vice President, Finance and Planning and
David H. Taylor	Chief Financial Officer (Principal Financial Officer)

/s/ ANTHONY B. PETITT	Vice President, Chief Accounting Officer and Controller
Anthony B. Petitt	(Principal Accounting Officer)

/s/ RONALD S. MILSTEIN	Executive Vice President, Legal and External
Ronald S. Milstein	Affairs, General Counsel and Secretary

/s/ ROBERT C. ALMON	Director
Robert C. Almon

/s/ DIANNE NEAL BLIXT	Director
Dianne Neal Blixt

/s/ ANDREW J. CARD, JR.	Director
Andrew J. Card, Jr.

/s/ VIRGIS W. COLBERT	Director
Virgis W. Colbert

/s/ DAVID E.R. DANGOOR	Director
David E. R. Dangoor

/s/ KIT D. DIETZ	Director
Kit D. Dietz

/s/ RICHARD W. ROEDEL	Director
Richard W. Roedel

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Lorillard, Inc., incorporated herein by reference to Exhibit 3.1 to our Current Report on Form 8-K (File No. 1-34097) filed on June 12, 2008.

4.2	Amended and Restated Bylaws of Lorillard, Inc., as of July 28, 2011, incorporated herein by reference to Exhibit 3.1 to our Current Report on Form 8-K filed (File No. 1-34097) on July 29, 2011.

4.3	Specimen certificate for shares of common stock of Lorillard, Inc., incorporated herein by reference to Exhibit 4.1 to our Amended Registration Statement on Form S-4 (File No. 333-149051) filed on May 5, 2008.

4.4	The description of common stock of Lorillard, Inc., incorporated herein by reference to our Registration Statement on Form 8-A (File No. 1-34097), filed on June 9, 2008.

4.5	Lorillard, Inc. Employee Stock Purchase Plan, incorporated herein by reference to Appendix B to our Definitive Proxy Statement on Schedule 14A (File No. 1-34097), filed on April 5, 2012.

5.1	Opinion of Cahill Gordon & Reindel LLP.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Cahill Gordon & Reindel LLP (included as part of Exhibit 5.1).*

24.1	Powers of Attorney (included on Signature Pages).*

*	Filed herewith.